Exhibit 5.1

Goodwin Procter LLP
Counselors at Law
Exchange Place
June 12, 2014	Boston, MA 02109
T: 617.570.1000
F: 617.523.1231

Baxano Surgical, Inc.

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-195648) (as amended or supplemented, the “Registration Statement”) filed on June 12, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the selling stockholders listed in the Registration Statement under "Selling Stockholders" (the “Selling Stockholders”) of up to 13,269,582 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Baxano Surgical, Inc., a Delaware corporation (the “Company”), issuable upon conversion of 6% subordinated convertible debentures in the aggregate principal amount of $9,993,680.00 due April 2017 (the “Debentures”) and upon exercise of warrants (the “Warrants”), in each case issued pursuant to a Securities Purchase Agreement, dated March 11, 2014, among the Company and the Selling Stockholders.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company and others. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered upon conversion of the Debentures or exercise of the Warrants, in each case in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP